Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO CASH DISTRIBUTION FOR JANUARY

Dallas, Texas, January 19, 2016 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE – HGT) (the “Trust”), today reported that it will not declare a monthly cash distribution to the holders of its units of beneficial interest for the month of January 2016. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distribution. Underlying gas sales volumes attributable to the current month were primarily produced in November.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf

Current Month	1,273,000	42,000	$1.89

Prior Month Distribution	1,399,000	45,000	$2.37

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $300,000, production expense of $1,570,000 and overhead of $1,059,000 resulting in net proceeds of approximately $15,000. The 80% net profit interest resulted in Trust net profits income of approximately $12,000, which was used to offset administrative expenses for the month of approximately $139,000. The trustee will use part of the expense reserve that has been established to pay the remaining $127,000 in administrative expenses. The trustee intends to replenish the reserve out of future monthly net profits income prior to the payment of future distributions to unitholders.

Gas Volumes

XTO Energy advised the trustee that repairs and maintenance beginning in first quarter 2015 at a third party gas processing system in the Hugoton area following a force majeure incident have resulted in decreased underlying gas volumes of approximately 5,000 Mcf per day. After being advised by the third party processor that the repairs were completed, XTO Energy then received notice that the force majeure event was being extended to the processing portion of the third party plant due to an equipment malfunction. The processor was able to bypass the plant and take gas; however, the plant was not able to process gas for NGLs or helium for a period of time. In late October, XTO Energy received notice that the plant returned to full capacity at the end of October 2015, including the processing of gas for NGLs and helium. XTO Energy will continue to monitor the situation and assess its options.

Excess Costs

XTO Energy has advised the trustee that lower gas prices caused costs to exceed revenues on properties underlying the Kansas net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyance.

XTO Energy has advised the trustee that lower gas prices caused costs to exceed revenues on properties underlying the Wyoming net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyance.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839